Exhibit 99.1

NEWS RELEASE

Investor Contact: Jeff Geyer, Jeffrey.Geyer@molinahealthcare.com, 305-317-3012

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

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Molina Healthcare Wins Illinois Contract to
Provide a Dual Eligible Special Needs Plan

LONG BEACH, Calif., Mar. 18, 2025 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) announced today that the Company’s subsidiary, Molina Healthcare of Illinois, Inc., was one of four managed care organizations awarded a contract by the Illinois Department of Healthcare and Family Services to provide a Fully Integrated Dual Eligible Special Needs Plan (D-SNP). This contract will replace the State’s Medicare-Medicaid Alignment Initiative (MMAI) demonstration program, which currently serves approximately 73,000 beneficiaries.

The go-live date for the new contract is expected to be January 1, 2026. The contract is expected to have an initial term of four years, with the option to extend the contract from the initial term so long as the total contract term does not exceed ten years.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. For more information about Molina Healthcare, please visit MolinaHealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding Illinois Department of Healthcare and Family Services selection of Molina Healthcare of Illinois. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action, a delay in the start date for the contract, or a contract term that is shorter than expected. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.